                                                                   Exhibit 10.22


                            SECOND AMENDMENT OF LEASE

      This Second Amendment of Lease (this "Agreement") is executed as of March 21, 2000 (the "Effective Date") by and between Ferrari Brothers, L.P., a California limited partnership, as "Landlord", and Analog Devices, Inc., a Massachusetts corporation, as "Tenant".

                                    RECITALS:

A. Landlord and Tenant entered into that certain Lease dated June 16, 1995 which was thereafter amended by First Amendment of Lease dated as of March 1, 1996 (as so amended, the "Lease") respecting premises commonly known as 610 Weddell Drive, Sunnyvale, California and more particularly described in the Lease (the "Premises").

B. The Premises are comprised of approximately 39,783 square feet of space in a larger building (the "Building"). The balance of the space in the Building is leased by Performance Semiconductor Corporation ("PSC").

C. Tenant desires to add to the Premises all of the space in the Building which is currently leased by PSC (sometimes referred to herein as the "Additional Analog Space"). Concurrently with the execution of this Agreement, PSC is entering into an agreement with Landlord to terminate its lease of space in the Building so that Landlord can lease the same to Tenant.

D. Tenant has previously exercised its first option to extend the Term of the Lease from April 1, 2000 through March 31, 2005.

E. The parties now desire to document the terms upon which Tenant shall lease the entire Building.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the parties hereby amend the Lease as follows:

                                   AGREEMENT:

1. Undefined Terms. Terms used in this Agreement which are not defined herein shall have the same meaning ascribed to them in the Lease.

2. Expansion of Premises. Effective as of the Effective Date, the Premises are hereby expanded to include the entire Building. Accordingly, the area of the Premises, as set forth on the Lease Summary, and as specified in Paragraph 1 of the Lease, is hereby deemed increased as of the Effective Date to approximately 63,072 square feet. Exhibit "A" of the Lease is hereby deemed modified such that the premises described thereon shall be deemed to include the entire Building.

      In addition the two Storage Units installed by Tenant in the Outside Areas at the rear of the Building located substantially as shown on Exhibit A attached hereto and incorporated herein by this reference (each shown thereon as "New Building") shall be included within the definition


March 7, 2000
of the Premises for all purposes other than the calculation of the Base Rent. With respect to the Storage Units:

            (a) Tenant shall use and maintain the Storage Units, and represents to Landlord that it has constructed the same, in strict compliance with all statutes, codes, laws, rules and regulations of lawful governmental authorities applicable thereto;

            (b) Tenant shall keep the Storage Units in good and safe condition, order and repair and shall pay all costs associated with the installation, operation and maintenance of the Storage Units;

            (c) Tenant shall indemnify, protect, defend and hold harmless Landlord from and against any and all liability, expense, damage or cost (including without limitation attorneys' fees, court costs and expert witness fees) incurred by Landlord or its successors, assigns, employees, contractors or agents arising out of Tenant's installation and use of the Storage Units; and

            (d) Prior to expiration of the term of the Lease, or within thirty
(30) days after any sooner termination thereof, Tenant at its sole expense shall remove from the Storage Units any Hazardous Materials stored therein and all other personal property or fixtures of Tenant therein and shall remove the Storage Units from the Premises, including without limitation, any foundations underlying the same installed by Tenant or its contractors or agents.

            (e) The provisions of clauses (a), (b), (c) and (d) shall in no way reduce or lessen the obligations and liability of Tenant established by Paragraph 7 of the Lease which relates to Hazardous Materials. The provisions of said clauses are intended to be in addition to the provisions of Paragraph 7 of the Lease, and to supplement, not reduce or otherwise modify, such provisions of Paragraph 7 of the Lease.

3. Term. As of the Effective Date the Expiration Date set forth in Paragraph 2 of the Lease is amended to be March 31, 2010. As set forth in Paragraph 29.1 of the Lease, Tenant shall have the right to extend the Term of the Lease for three
(3) additional periods of five (5) years each. Tenant's previous exercise of the right to extend the Term of the Lease shall be deemed null and void upon the execution and delivery of this Second Amendment.

4. Rent. As of the Effective Date, the monthly Base Rent shall be increased to a total of $85,147.20 per month for the entire Premises for the period from the Effective Date through March 31, 2000. Commencing on April 1, 2000 and continuing through March 31, 2001 the monthly Base Rent shall become $85,147.20, notwithstanding the provisions of paragraph 29.2 of the Lease.

5. Tenant's Share. Tenant's Share of the Building, as set forth in the Lease Summary and Paragraph 1 of the Lease is increased as of the Effective Date to 100%. The words "one-half of" are deleted from the first sentence of Paragraph
9.1 and from the first, second and fourth sentences of Paragraph 9.2 of the Lease. The amount estimated by Landlord pursuant to Paragraph 9.2 of the Lease for the portion of monthly Operating Expenses to be borne by Tenant is hereby increased to $11,000 based on annual Operating Expenses for the project of $132,000. The reference to 43.4% set forth in paragraph 10.4 respecting HVAC replacement costs and


MARCH 7, 2000                         -2-

Major Resurfacing costs and in paragraph 15.1 respecting deductibles under policies of earthquake insurance is hereby increased to Tenant's Share (i.e. l00%), as specified above in this paragraph.

6. Interior Improvements. Landlord shall have no obligation to construct, modify, or repair any improvements in the Additional Analog Space. Tenant has thoroughly inspected the Additional Analog Space, and agrees that the same are in good physical condition and that all building systems servicing such space are in good working order and condition. Tenant agrees to take possession of the Additional Analog Space on the Effective Date (or as soon thereafter as Tenant is able to arrange with PSC to take possession of such space) in such physical condition as may then exist.

7. Hazardous Materials. Paragraph 7 of the Lease is amended by deleting the third through the seventh grammatical paragraphs and replacing them with the following:

      "Tenant, at its sole expense shall comply with all applicable governmental rules, regulations, codes, ordinances, statutes, directives and other requirements (collectively, "Laws") respecting Hazardous Materials in connection with Tenant's activities and the activities of its agents, employees, contractors and invitees on or about the Premises, the Building or the Project. Tenant, at its sole cost, shall perform all investigations, clean-up and other response actions which may be required by any governmental authority in, on, or about the Project, to the extent the same relate to Hazardous Materials the existence of which in, on or about the Project was caused by Tenant or Performance Semiconductor Corporation ("Performance") or their agents, contractors, employees, or invitees. For purposes of this Paragraph 7 and all other provisions of this Lease, any Hazardous Materials existing in, on or about the Project which are of the same type, or which are derivative combinations or products thereof, of any Hazardous Materials or other chemicals or substances which have at any time been used, stored, generated, or released in, at, about or from the Premises by Tenant or by Performance shall be deemed to have been released and caused to exist in, on or about the Project by Tenant unless Tenant demonstrates by a preponderance of the evidence that the existence of such Hazardous Materials was not caused by Tenant or Performance. For purposes of this Paragraph 7, Hazardous Materials located in, on or about the Premises, Building, or Project shall include without limitation Hazardous Materials situated in the groundwater or soil. Notwithstanding the third sentence of this paragraph, to the extent contamination of the groundwater and/or soils underneath the Project, as indicated in any investigation conducted after March 1, 2000 of contamination of Hazardous Materials in the soils and/or groundwater underneath the Project, by the specific Hazardous Materials identified as being present therein in the Baseline Report, hereinafter defined, is less than or equal to (but not greater than) the contamination levels indicated in the Baseline Report, then such Hazardous Materials (i) shall be deemed not to have been released or caused to exist, in or about the Project by Analog Devices, Inc. unless Landlord demonstrates by a preponderance of the evidence that the existence of such Hazardous Materials was caused by Analog Devices, Inc., and
(ii) solely for purposes of liability of Analog Devices, Inc. to Landlord under this Paragraph 7 and all other provisions of this Lease, shall be deemed not to have been released or caused to exist in, on or about the Project by Performance. Nothing in clause (ii) of the preceding sentence shall be construed to release Performance from any liability it may have to Landlord under the lease between Performance and Landlord, any amendments thereto, any termination agreement respecting such Performance lease, and any other agreements between Performance and


MARCH 7, 2000                         -3-

Landlord. Performance is not a third party beneficiary of this Paragraph 7 or any other provision of this Lease. To the extent contamination of the groundwater and/or soils underneath the Project, as indicated in any investigation conducted after March 1, 2000 of contamination of Hazardous Materials in the soils and/or groundwater underneath the Project, by the specific Hazardous Materials identified as being present therein in the Baseline Report, is greater than the contamination levels indicated in the Baseline Report, then such Hazardous Materials shall be deemed to have been released or caused to exist by Analog Devices, Inc, unless Analog Devices, Inc. demonstrates by a preponderance of the evidence that the existence of such Hazardous Materials was not caused by Analog Devices, Inc. The "Baseline Report" means the report entitled "Phase II Site Investigation Report, Performance Semiconductor Site, 610 East Weddell Drive, Sunnyvale, California" prepared for Analog Devices by Environmental Management Consultants dated May 24, 1995, Project AD1195-023 (a copy of which is attached hereto as Exhibit B and incorporated herein by this reference)

       Tenant shall indemnify, protect, defend and hold harmless Landlord from and against all costs (including, but not limited to, environmental response costs and Landlord's attorneys' and experts' fees and costs), expenses, claims, judgments, losses, demands, liabilities, causes of action, governmental directives, proceedings or hearings, relating to the use, handling, generation, storage, transportation, release or disposal of Hazardous Materials by Tenant or Performance or their employees, agents, invitees or contractors on, in, beneath, about or from, the Premises, the Building or the Project, and/or relating to the breach of any of Tenant's obligations under this Paragraph 7. Tenant's obligation to defend shall mean with legal counsel approved by Landlord, which approval shall not unreasonably be withheld or delayed. Without limitation of the foregoing, in the event Tenant or Performance or their employees, agents, invitees or contractors, causes or has caused the presence of Hazardous Materials in, on, or about the Premises, or in the groundwater or land underlying the Premises or the Building, or, in, on, or about any groundwater or land adjacent to, on, in the vicinity of the Premises, Tenant shall indemnify, protect, defend, and hold harmless Landlord from and against the cost of environmental consultants, attorneys, and other consultants as Landlord determines are appropriate to assist Landlord in (1) investigating the source, extent, and composition of such Hazardous Materials, (2) cleaning up or otherwise remediating the same, (3) dealing with any potential or actual liability of Landlord and/or Tenant respecting such Hazardous Materials, and (4) otherwise dealing with such Hazardous Materials. Tenant shall reimburse Landlord for (i) losses in or reductions to rental income resulting from Tenant's or Performance's use, handling, generation, storage, transportation, release or disposal of Hazardous Materials; (ii) all costs of clean-up or other alterations to the Premises, the Building or the Project necessitated by Tenant's or Performance's use, handling, generation, storage, transportation, release or disposal of Hazardous Materials; and (iii) any diminution in the fair market value of the Project caused by Tenant's or Performance's use, handling, generation, storage, transportation, release or disposal of Hazardous
Materials.

       Tenant shall notify Landlord in writing, immediately upon becoming aware of: (1) any environmental investigation, clean-up or other environmental response action requested, demanded, instituted or to be instituted by any person, including but not limited to a governmental entity, relating to any release or migration of Hazardous Materials on, in, beneath, to or adjacent to the Premises, the Building or the Project; (2) any environmental investigation, cleanup or other environmental response action requested, demanded, instituted or to be

MARCH 7, 2000                         -4-
instituted by any person, including a governmental entity, relating to the use, handling, generation, storage, transportation, release or disposal of Hazardous Materials by Tenant, its employees, agents, invitees or contractors on, in, beneath, about or from the Premises, the Building or the Project; (3) any claim or demand made or threatened by any person, including but not limited to a governmental entity, against the Landlord or Tenant, the Premises, the Building or the Project relating to damages, contribution, cost recovery, compensation, loss or injury relating to or claimed to result from any Hazardous Materials that have come to be located on or about the Premises, the Building or the Project; or (4) any data, workplans, proposals or reports submitted to any governmental entity arising out of or in connection with any Hazardous Materials on or about the Premises, the Building or the Project, including but not limited to any complaints, notices, warnings or asserted violations in connection therewith.

      Landlord shall have the right, but not the obligation, in its sole discretion, to conduct any inspections of the Premises, the Building and the Project regarding Hazardous Materials on, in, beneath or about same. Landlord shall give Tenant forty-eight (48) hours advance notice of any such inspection, except in the event of an emergency situation. When conducting any such inspections, Landlord shall avoid unreasonably disrupting Tenant's activities. Tenant shall provide Landlord with reasonable cooperation to facilitate any such inspection by Landlord, its agents or representatives.

      Under no circumstances shall Tenant install, temporarily or permanently, any underground or below-floor tanks relating to the use, storage or disposal of Hazardous Materials.

      Prior to the-expiration or termination of this Lease, Tenant shall decontaminate, remove or clean any equipment, improvements or facilities used by Tenant at the Premises, Building or Project in connection with Hazardous Materials, in full compliance with applicable Laws.

      To the extent any of the provisions of this Lease conflict with the provisions of Paragraph 7, the provisions of Paragraph 7 shall be controlling. The obligations of Tenant under this Paragraph 7 shall survive the expiration of the Lease term."

8. Tenant's Rights to Purchase. A new Paragraph is inserted into the Lease as follows:

      35. Tenant's Rights to Purchase.

            35.1 In the event Landlord shall decide to offer the Project (including without limitation the Premises, the Building and the Outside Areas) for sale, Landlord shall first give notice to Tenant of its intention to sell the Project and Tenant shall have the right, for a period of thirty (30) days after Landlord's notice of intention to sell, to notify Landlord of Tenant's interest in purchasing the Project. If Tenant so notifies Landlord and the parties agree on a purchase price, the Project shall be sold by Landlord to Tenant at that price. Landlord shall not offer to sell the Project to a third party without first complying with the above procedures and providing Tenant the opportunity of purchasing the Project.

            35.2 Landlord shall not sell the Project to a third party unless (i) Landlord has received a bona fide written offer to purchase the Project, (ii) Landlord has given Tenant a copy of the offer together with (I) indication that Landlord is willing to accept the offer and (2) an


MARCH 7, 2000                         -5-
offer by Landlord to Tenant to sell the Project on the same terms and conditions set forth in the offer, and (iii) Tenant shall not have agreed within sixty (60) days after Tenant's receipt of the notice and offer to purchase the Project in accordance with the offer. In the event Tenant agrees to purchase the Project, Tenant shall comply with all the terms and conditions of the offer, except that in no event shall Tenant be required to pay the consideration or complete the purchase in less than one hundred twenty (120) days from the date of Landlord's notice and offer. In the event Tenant shall not have agreed to purchase the Project within the time specified above, Landlord shall have the right to sell the Project to any third party in accordance with the terms and conditions set forth in the offer.

9. Memorandum of Lease. The parties shall execute a short form memorandum of this Agreement and such memorandum shall be recorded promptly after the Effective Date.

10. Non-Disturbance Agreement. Landlord shall use reasonable efforts to obtain promptly after the Effective Date an amendment of the Non-disturbance Agreement with Bank United in form reasonably satisfactory to Landlord and Tenant.

11. Remainder of Lease Unaffected. Except to the extent modified by this Agreement, the Lease shall remain unchanged. The parties ratify the Lease and agree that the Lease, as modified by this Agreement, shall remain in full force and effect.

12. Landlord Not in Default. Tenant confirms to Landlord that Landlord is not in default or breach of any of its obligations under the Lease, and that Tenant is not aware of any failure to perform Landlord obligations which, with notice and/or the passage of time, would become a default or breach under the Lease.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date hereinabove set forth.

                                  LANDLORD:

                                  FERRARI BROTHERS, L.P., a California limited partnership

                                  By:   Portofino Management Company, LLC
                                        A California limited liability company,
                                        Its general partner



                                        By: /s/ Ray Ferrari
                                        -------------------------------------
                                        Ray Ferrari, Member



                                        By: /s/ Larry Ferrari
                                        -------------------------------------
                                        Larry Ferrari, Member







MARCH 7, 2000                         -6-

                                     TENANT:

                                     ANALOG DEVICES, INC.
                                     a Massachusetts corporation



                                     By: /s/ William A. Martin
                                        -------------------------------------
                                        Name:
                                        Its    Treasurer


MARCH 7, 2000                        -7-

                                   Exhibit A



                         [BUILDING BLUE PRINTS OMITTED]